EXHIBIT 99.2


                        OCCIDENTAL PETROLEUM CORPORATION

                                 STEPHEN CHAZEN
                           CHIEF FINANCIAL OFFICER AND
                EXECUTIVE VICE PRESIDENT - CORPORATE DEVELOPMENT

                               - CONFERENCE CALL -
                    FOURTH QUARTER 2003 EARNINGS ANNOUNCEMENT

                                JANUARY 22, 2004
                             Los Angeles, California


     Good morning, and thanks for joining us.

     Those of you who have not received a copy of the press release announcing our fourth quarter earnings, along with the Investor Relations Supplemental Schedules, can find them on our website - oxy.com or on the SEC's EDGAR site.

     Net income for the quarter was $382 million, or $0.99 per share, compared to $322 million, or $0.85 per share in the fourth quarter of 2002.

     On a segment basis, oil and gas fourth quarter earnings were $640 million, compared to $490 million for the fourth quarter of 2002. The following factors accounted for the variation in oil and gas earnings between the quarters.

     o Higher worldwide oil and gas price realizations added $134 million of earnings over the comparable period in 2002.

     o Combined oil and gas production in the fourth quarter 2003 was 9 percent higher than the fourth quarter of 2002 and accounted for $49 million of earnings improvement.


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     o    Exploration expense of $45 million in the quarter was $16 million less than the fourth quarter of 2002, but higher than our third quarter guidance due to lease impairment charges.

     Oil and gas segment earnings for the year were $2.7 billion compared to $1.7 billion in 2002. The improvement was the result of higher combined oil and gas prices and production.

     Chemical segment earnings for the fourth quarter 2003 were $71 million compared to $58 million in the fourth quarter of 2002.

     The primary factors that accounted for the improvement in our fourth quarter 2003 chemical earnings compared to the 2002 fourth quarter were higher prices for our major products. These improvements were partially offset by higher energy and feedstock costs.

     For the year, core earnings of $210 million for the chemical segment were nearly double the 2002 level. The 2002 reported segment earnings for chemicals of $275 million included $164 million for the sale of our Equistar petrochemical interest. Free cash flow for the chemical segment in 2004 of approximately $290 million compares favorably with the 10-year average of about $260 million despite a difficult year for the industry as a whole.

     The fourth quarter results included the following items: $50 million in environmental charges, a $38 million property tax refund, $10 million in lower equity earnings, $10 million in after-tax employee compensation accruals and $8 million in contract mark-to-market charges. The net after-tax effect of these items is $30 million - or about 8-cents per share.

     For the year 2003, our consolidated net income of $1.5 billion was 54 percent higher than the $989 million for 2002. On a per share basis, we earned $3.98 in 2003 compared to $2.63 per share in 2002. Our core


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earnings of $1.6 billion in 2003 were 64 percent higher than our 2002 core earnings of $999 million.

     Cash flow from operations for the year was approximately $3 billion.

     Interest expense was $63 million during the fourth quarter 2003, compared to $70 million in the 2002 fourth quarter. Annual interest expense was $272 million, excluding a one time charge of $61 million for debt repayment. By comparison, our 2002 interest expense was $48 million higher.

     Turning to the year-end 2003 balance sheet, we increased shareholder equity to $7.9 billion, or $1.6 billion higher than the year-end 2002 level. At the same time, we reduced total debt to $4.57 billion from $4.76 billion at the end of 2002. At the end of last year, our debt to total capitalization ratio was down to 37-percent, compared to 43-percent at the end of 2002. That ratio would have been 34 percent if the $454 million of trust-preferred securities we redeemed two days ago had occurred before year-end. We ended the year with approximately $680 million of cash in hand.

     We have no other significant maturities in 2004.

     Capital spending for the quarter was $450 million and $1.4 billion for the year, excluding $224 million for a buyout of leases. The company also made acquisitions in 2003 totaling $320 million. We expect 2004 capital expenditures to remain in the range of last year's $1.4 billion, plus expenditures for Dolphin and any acquisitions. Dale Laurance will provide an overview of the status of the Dolphin project.

     As we look ahead in the current quarter:

     o We expect production to average slightly above our fourth quarter rate of 565,000 - and remain on track to meet our forecast of 575,000 BOE per day for the year. High oil prices do have some


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          impact on the volumes from our production sharing contracts in Oman,
          Qatar, Yemen and THUMS. In addition, our Colombia production is always difficult to forecast.

     o We expect exploration expense for the quarter to be about $50 million as we continue to appraise unproven acreage.

     o Chemical earnings should be in the range of $30 - $40 million. This outlook is based on current conditions featuring high and volatile energy prices. We did not see the signs of the typical seasonal slowdown in the fourth quarter until December. Seasonal factors generally account for weakness in the fourth and first quarters. We expect quarterly earnings to increase during the remainder of the year.

     o We expect interest expense to be about $70 million and decline in the next three quarters due to the redemption of the trust-preferred securities. After the current quarter, we expect the annual run rate to be about $240 million.

     o We record the equity earnings from our 39.5 million shares of Lyondell in corporate "Other". We have no way of forecasting this result.

     o A $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings by about $31 million. The WTI price in the fourth quarter was $31.18 per barrel. A swing of 25-cents per million BTUs in gas prices has a $12 million impact on quarterly segment earnings. The NYMEX gas price for the fourth quarter was $4.88 per thousand cubic feet.

     o    Our tax rate in the first quarter should be about 31 percent.


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     We have been focusing on improving our returns on equity and capital employed - and the results have been striking as we have moved from the bottom to the top quartile among our oil and gas competitors during the last 5 years.

     For the year 2003, our return on equity exceeded 21 percent and the three-year average from 2001 through 2003 was about 19 percent. During that same three-year period our equity grew by 66 percent - from $4.8 billion to $7.9 billion.

     Our return on capital employed for 2003 was nearly 15 percent and the three-year average was about 13 percent.

     At the end of this month, we will acquire a 1,300 mile oil gathering and pipeline system in the Permian Basin of West Texas. When fully integrated with our operations, we expect that about half of our daily Permian production will be transported through this system.

     This system will allow us to gather production from many of our fields and transport the oil to Midland where we will have storage facilities. The remainder of the line's capacity will be filled by third party producers.

     This acquisition lowers the break-even point for our Permian production and provides additional leverage in our Permian acquisition program. It will take about three years for this acquisition to achieve its full potential, but it will be accretive to net income and its return will exceed our cost of capital from day one.

     Our chairman and CEO, Dr. Ray Irani, is traveling on business and is unable to tie into this conference call. Now I'll turn the conference call our Dale Laurance.


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                        OCCIDENTAL PETROLEUM CORPORATION

                                DALE R. LAURANCE
                                    PRESIDENT

                               - CONFERENCE CALL -
                    FOURTH QUARTER 2003 EARNINGS ANNOUNCEMENT

                                JANUARY 22, 2004
                             Los Angeles, California

     Thank you, Steve.

     For the fourth consecutive quarter, our worldwide oil and natural gas production hit a record high, averaging 565,000 barrels of oil equivalent per day. Our average production for the year grew at an annual rate of 6 percent to 547,000 BOE per day, exceeding our forecast of 535,000 BOE per day and setting a new annual record.

     Growth has come primarily from a full year of production at Horn Mountain and the startup of the Eden-Yuturi field in Ecuador.


     o Production from Horn Mountain in the deep water Gulf of Mexico began late in the fourth quarter of 2002. In the fourth quarter of 2003, Horn Mountain production averaged approximately 28,000 BOE per day and averaged 23,000 BOE per day for the full year.

     o Production commenced at our Eden-Yuturi field late in the third quarter, resulting in a tripling of our fourth quarter output in Ecuador to an average of 39,000 barrels per day compared to the fourth quarter of 2002. On an annualized basis, Ecuador averaged 25,000 barrels per day in 2003, virtually doubling our 2002 output and increasing our total 2003 Latin American production by 19 percent. Latin America made up 10 percent of our total 2003 worldwide production.


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     The U.S. continues to dominate our production base, accounting for 351,000
BOE per day for the fourth quarter and 345,000 BOE per day for the year. The annual rate is up about 6 percent in the U. S. which accounted for 63 percent of our total 2003 production.

     The Permian Basin is by far our largest operation, accounting for nearly one-third of our worldwide production. We averaged 174,000 BOE per day for the fourth quarter and 171,000 BOE for the year. In 2002, our Permian production averaged 164,000 BOE per day.

     California production, which averaged 123,000 BOE per day for the quarter and for the year, made up 22 percent of our worldwide production. As expected, our California natural gas production is declining as we continue to blow down the Elk Hills gas cap, but sound technical work has slowed the expected decline rate. During the fourth quarter, California gas production averaged 246 million cubic feet per day and was virtually unchanged from the third quarter. For the year, our California gas production averaged 252 million cubic feet, down 12 percent from 2002.

     Turning to the Middle East, production averaged 87,000 BOE per day for the fourth quarter and 94,000 BOE for the year, accounting for 17 percent of our 2003 worldwide production. The 2003 production rate was essentially unchanged from 2002.

     Our international production grew at an annual rate of 7 percent in 2003. The average daily rate for the fourth quarter was 214,000 BOE and 202,000 BOE for the year.

     All of our oil and gas assets are performing well, and we expect to meet our production forecast of 575,000 BOE per day for 2004. As we look ahead this year, we expect to see gains from a full year of Eden-Yuturi production in Ecuador and the startup of a new gas project in Oman. In


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addition, we have numerous, small projects throughout our operations that will largely offset the natural decline rates of our core assets.

     Rising natural gas demand in the Middle East has given Occidental the opportunity to monetize the value of previously stranded gas associated with our Oman oil producing operations. Occidental will be supplying gas to support the Government of Oman's gas export sale agreement with the United Arab Emirates. The construction of pipeline and related processing facilities are on schedule for a mid-year 2004 startup. When operational, this project will add about 60 million cubic feet per day of natural gas to our base production.

     Now let me review some milestones for the $4 billion Dolphin Project, which is the single largest trans-border energy project in the Middle East. We have a
24.5 percent stake in this project that involves the development and transportation of approximately 2 billion cubic feet of gas per day through a new 260-mile long pipeline from Qatar's giant North Field to supply power and water desalination markets in the United Arab Emirates.

     o In December 2002, Dolphin signed a contract for the procurement of the line pipe for the Qatar-UAE pipeline.

     o Last October, Dolphin signed two contracts to supply natural gas to two power and water companies in the United Arab Emirates for 25 years.

     o Early last December, the Government of Qatar approved the final field development plan for the Dolphin Project.

     o And, earlier this month, engineering, procurement and construction contracts were awarded for Dolphin Energy's gas processing &


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          compression plant at Qatar's Ras Laffan Industrial City as well as two offshore gas production platforms.

     The projected startup date is in 2006. The Ras Laffan plant will receive wet gas from Dolphin's facilities in Qatar's offshore North Field, and will strip out hydrocarbon liquids, including condensate and NGL products, for processing and sale. The plant will compress the resulting dry gas for transportation by Dolphin's export pipeline to the UAE.

     When this project is fully operational, we expect Occidental's net production to be about 275 million cubic feet of gas per day and 20,000 barrels of liquids per day, or about 65,000 BOE per day. Over the 25-year life of the project, we expect our cumulative production to be approximately 1.3 trillion cubic feet of gas and 85 million barrels of liquids, or about 300 million BOE.

     We expect to invest approximately $1 billion in Dolphin over the next three years - a portion of which will be financed.

     Thank you, and now we're ready to answer your questions.


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     See the "Investor Relations Supplemental Schedules" for the
     reconciliation of non-GAAP items.

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     Statements in this presentation that contain words such as "will" or
     "expect", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations, and supply/demand considerations, for oil, gas and chemicals; higher-than-expected costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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